Exhibit 99.1

NEWS RELEASE	Dorchester Minerals, L.P.

Release Date:	October 10, 2017	3838 Oak Lawn Ave., Suite 300
Dallas, Texas 75219-4541
Contact:	Casey McManemin	(214) 559-0300

DORCHESTER MINERALS, L.P. MOURNS DEATH OF VALUED BOARD MEMBER

DALLAS, TEXAS -- Dorchester Minerals, L.P. (the “Partnership”) (NASDAQ-DMLP) announced today the passing of Mr. Buford Berry, a member of the Partnership’s Board of Managers.

Buford Preston Berry served as an Independent Manager and member of the Advisory and Audit Committees since the Partnership’s inception. A distinguished oil & gas attorney, Buford contributed to the Partnership’s success in many ways. Buford was egalitarian, clever, fun and our friend. His loyal service to the Partnership is honored and cherished by its employees and partners.

The Partnership anticipates appointing a successor Independent Manager before year-end.

Dorchester Minerals, L.P. is a Dallas based owner of producing and non-producing crude oil and natural gas mineral, royalty, overriding royalty, net profits, and leasehold interests and its common units trade on the NASDAQ Global Select Market under the symbol DMLP.

FORWARD-LOOKING STATEMENTS

Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership’s properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership’s financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.